Exhibit 99.1

CHESAPEAKE ENERGY CORPORATION DELIVERS NOTICE TO DEPOSITARY

TO REDEEM 6.775% SENIOR NOTES DUE 2019 AT PAR

OKLAHOMA CITY, March 15, 2013 – Chesapeake Energy Corporation (NYSE:CHK) delivered notice today to the Depositary to redeem the company’s 6.775% Senior Notes due 2019 (the “Notes”) at par. In addition, Chesapeake is continuing to pursue its lawsuit requesting the United States District Court for the Southern District of New York confirm that the notice to redeem the Notes the company issued today will be timely and effective to redeem the Notes at par, with payment to be made within 60 days after such notice, pursuant to the Special Early redemption provision of the Notes.

On Thursday afternoon the Court denied Chesapeake’s request for a preliminary injunction concerning The Bank of New York Mellon Trust Company’s obligation to accept the company’s notice of Special Early redemption at par. Although Chesapeake did not receive the preliminary order that it had requested from the Court, it did receive what the company views as comparable relief. In particular, the Court stated multiple times that it is “overwhelmingly” likely that the company’s notice to redeem at par will not be determined by the Court to be a notice to redeem under the “make-whole” provision of the indenture, even if the notice to redeem at par is ultimately deemed untimely. The Court also stated that “it is overwhelmingly likely that an untimely notice of Special Early redemption would be held null and void, and not as requiring redemption under the entirely different Make-Whole Price. Lest the point be unclear, I will add this: it would be reckless for any party or entity to condition its conduct or order its legal or business affairs on the assumption that the Court would rule otherwise.” Although these statements were preliminary, Chesapeake believes, based on these statements, that a notice to redeem at par, if it is ultimately found to be untimely, would be null and void, and the Notes would remain outstanding. Accordingly, the company has proceeded with the issuance of the notice of a Special Early redemption at par.

The notice provides, as required in the governing indenture, that payment will be made on May 13, 2013, pursuant to the Special Early redemption provision of the Notes, subject to a favorable ruling by the Court that such notice is timely and effective. Chesapeake desires to redeem the Notes as part of a broader refinancing of its outstanding debt obligations.

While the company is disappointed that the Court preliminarily observed that the language of the supplemental indenture was ambiguous with respect to the deadline for notice of the Special Early redemption and that the Court found preliminarily that the trustee’s and the noteholders’ argument on the deadline is “slightly better,” the company believes that this view was based solely on the limited information presented to the Court so far in the accelerated litigation process that began last Friday. The company believes that it will prevail on this issue when the expedited litigation process has been completed.

Domenic J. Dell’Osso Jr., Chesapeake’s Chief Financial Officer, commented: “As the litigation proceeds, the company intends to present to the Court additional facts which Chesapeake believes demonstrate the company’s and the underwriters’ joint and clear intent that the company would have until March 15 to issue any notice of Special Early redemption. We appreciate that the Court has indicated that it will attempt to issue its ruling before the May 13, 2013 redemption date. We look forward to making our case within the next two months for the Court to issue a declaratory judgment that the company’s March 15, 2013 notice is timely and effective under the Special Early redemption provision of the indenture.”

This announcement does not constitute a notice of redemption, an offer to purchase or a solicitation of an offer to sell any securities.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes “forward-looking statements” that give Chesapeake’s current expectations or forecasts of future events, including its intention to engage in a refinancing of certain of its outstanding debt obligations and developments in litigation, including the possible discovery of evidence not now known to the Company. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties and actual results may differ from the expectation expressed. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

2